JEFFERSON NATIONAL LIFE INSURANCE COMPANY
                                  Dallas, Texas
          Administrative Office: 9920 Corporate Campus Dr., Suite 1000,
                              Louisville, KY 40223



                                   ENDORSEMENT



The contract to which this endorsement is attached is hereby amended as follows:



The CONTINGENT DEFERRED SALES CHARGE provision is modified by deleting the reference that withdrawals are assumed to be made first from Purchase Payments (oldest to newest) and then from earned income. The first paragraph of the provision will now read as follows:



CONTINGENT DEFERRED SALES CHARGE. A contingent deferred sales charge may be assessed against each Purchase Payment withdrawn and will result in a reduction of the Contract Value. Each Purchase Payment is tracked from its date of receipt and will be subject to its own contingent deferred sales charge. Charges are determined as indicated below.




IN WITNESS WHEREOF, The Company has caused this endorsement to be executed at its Administrative Office in Louisville, Kentucky.



                  /s/ Craig A. Hawley
                  -------------------
                  Secretary